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                                                                    EXHIBIT 10.3

                        Amendment to Employment Agreement
  by and between Nicholas Branica and Comdial Corporation dated June 21, 2002.

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT to the Executive Employment Agreement dated September 27, 2001 (the "Employment Agreement") is made as of June 20, 2002 by and between Nickolas A. Branica, an individual residing at 8230 Sanderling Road, Sarasota, Florida 34242 (the "Executive"), and Comdial Corporation, a Delaware corporation having offices at 106 Cattlement Road, Sarasota, Florida 34232 (the "Company"). Capitalized terms used in this Amendment shall have the same meanings set forth in the Employment Agreement.

                                   WITNESSETH:

         WHEREAS, the Company has entered into a term sheet dated June 10, 2002 with Comvest Venture Partners, L.P. ("Comvest") whereby Comvest has agreed to provide a secured bridge loan to the Company in the aggregate principal amount of not less than Two Million Dollars ($2,000,000.00) (the "Bridge Loan").

         WHEREAS, it is a condition to the Bridge Loan that the Company and the Executive amend the Employment Agreement to incorporate modifications to certain of the terms thereof.

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.   Compensation.

     A. The first sentence of Section 4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

               "(a) During the Term, the Company shall pay the Executive a "Base Salary" of $225,000 payable in installments in accordance with the Company's regular payroll practices and subject to all withholdings required by law."

     B. Section 4.2 of the Employment Agreement is hereby amended by adding the following after the last sentence thereof:

               "Executive shall be eligible to participate in a Performance Bonus Plan to be established by the Compensation Committee of the BOD following the initial closing of the Bridge Loan (the "Closing"). Subject to the terms of such plan, the bonus payable thereunder shall equal 100% of the Base Salary."

     C. The following new subsection 4.3.3 shall be added to Section 4.3 of the Employment Agreement:

               "4.3.3. Additional Grants. Two business days following the Closing, the Executive shall be granted (i) an option under the Plan to purchase 2% of the shares of the Company's common stock on a fully diluted basis (approximately

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         1,000,000 shares) at an exercise price equal to the closing price on the date of grant, which option shall vest in three equal annual installments commencing one year from the date of grant, and (ii) an option under the Plan to purchase up to 500,000 shares of the Company's stock at an exercise price equal to the closing price on the date of grant, which option shall vest in full on the date of grant."

     D. The following new Section 4.9 shall be added as the end of Section 4 Compensation and Benefits:

               "4.9 Warrants. Executive shall in lieu of a bonus previously awarded by the Compensation Committee of the BOD, receive warrants to purchase up to 825,000 shares of Common Stock of the Company at an exercise price equal to $0.01."

2. Effectiveness; Termination. This Amendment shall be deemed effective as of the date hereof, except for Section 1A, which shall be effective August 1, 2002. In the event the private placement contemplated by the term sheet dated June 10, 2002 between the Company and Commonwealth Associates, L.P. is not completed on or prior to September 27, 2002, this Amendment shall be null and void and of no further force and effect and the options granted to Executive pursuant to Section 1C hereof shall be automatically cancelled.

3.   Miscellaneous.

     A. Agreement Amended. Subject to the provisions of this Section 3, this Amendment shall be deemed to be an amendment to the Employment Agreement. All references to the Employment Agreement in any other document, instrument agreement or writing hereafter shall be deemed to refer to the Employment Agreement as amended hereby.

     B. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Executive and the Company and their respective successors and assigns.

     C. Governing Law. This Amendment and the rights and obligation of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida, without regard to conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereby have executed this Agreement by proper persons thereunto duly authorized.

                                      COMDIAL CORPORATION


                                      By: /s/ Paul K. Suijk
                                          --------------------------------------
                                          Paul K. Suijk, Chief Financial Officer

                                      EXECUTIVE

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                                      By: /s/ Nickolas A. Branica
                                          --------------------------------------
                                          Nickolas A. Branica

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